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                                                                   EXHIBIT 10.18

                 EXECUTIVE CHANGE IN CONTROL BENEFITS AGREEMENT

         THIS EXECUTIVE CHANGE IN CONTROL BENEFITS AGREEMENT (this "Agreement") is entered into by and between LARSCOM CORPORATION, a Delaware corporation (the "Company") and ("Executive"), effective February 10, 2004. This Agreement is intended to provide Executive with the benefit described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article 2.

         The Company and Executive hereby agree as follows:

                                   ARTICLE 1

                               SEVERANCE BENEFITS

         1.1 SEVERANCE BENEFITS. Subject to Section 1.3 below, if within twelve (12) months following a Change of Control, Executive's employment terminates due to an Involuntary Termination Without Cause or a Constructive Termination (each, a "Covered Termination"), the vesting and exercisability of fifty percent (50%) of the Executive's stock options that are unvested at the time of the Covered Termination shall accelerate and immediately become vested and exercisable as of such date, and such options shall be exercisable for a period of twelve (12) months following such date but in no case beyond the relevant expiration dates of such options.

         1.2 TAX CONSEQUENCES. Executive acknowledges that he or she has been advised by the Company to consult with a tax advisor or attorney with respect to the tax consequences, if any, of these amendments to his or her stock option grants.

         1.3      CERTAIN REDUCTIONS IN PAYMENTS.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event that the option acceleration benefit provided by the Company to or for the benefit of Executive (whether provided or to be provided pursuant to the terms of this Agreement or otherwise) (the "Option Benefits") would (i) constitute a "parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986 ("the Code") and (ii) but for this Section 1.3, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, in accordance with this Section 1.3, the Option Benefits shall be reduced to the maximum amount that would result in no portion of the Option Benefits being subject to the Excise Tax, but only if and to the extent that such a reduction would result in Executive's receipt of a net amount that is greater than the net amount Executive would receive (after application of the Excise Tax) if no reduction is made. The amount of required reduction, if any, shall be the smallest amount so that the Executive's net proceeds with respect to the Option Benefits (after taking into account payment of any Excise Tax and all federal, state and local income, employment or other taxes) shall be maximized. If the Excise Tax is not eliminated pursuant to this Section 1.3, Executive shall pay the Excise Tax.

                  (b)      All determinations required to be made under this
Section 1.3 shall be made by independent auditors selected by the Company (which independent auditors may include the Company's independent auditors). Such auditors shall provide detailed supporting

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calculations both to the Company and Executive. Any such reasonable determination by the Company's independent auditors shall be binding upon the Company and Executive. The Executive shall determine which and how much of the Option Benefits shall be eliminated or reduced consistent with the requirements of this Section 1.3, provided that, if Executive does not make such determination within ten (10) business days of the receipt of the calculations made by the Company's independent auditors, the Company shall elect which and how much of the Option Benefits shall be eliminated or reduced consistent with the requirements of this Section 1.3, and then the Company shall notify Executive promptly of such election. Upon such determination, the Option Benefits (as adjusted pursuant to this Article 1) shall be provided to or for the benefit of the Executive.

                                   ARTICLE 2

                                   DEFINITIONS

         For purposes of this Agreement, the following terms are defined as follows:

         2.1      "BOARD" means the Board of Directors of the Company.

         2.2 "CAUSE" means termination of Executive's employment with the Company for any of the following reasons as determined in good faith by the
Board:

                  (a) a formal charge of the commission of a felony, or being convicted of a misdemeanor involving moral turpitude;

                  (b) demonstrable embezzlement, theft, fraud or dishonesty;

                  (c) use of alcohol, drugs or any illegal substance in such a manner as to interfere with the performance of Executive's duties;

                  (d) intentional, reckless or grossly negligent action materially detrimental to the best interest of the Company, including any misappropriation or unauthorized use of Company property or improper use or disclosure of confidential information (but excluding any good faith exercise of business judgment);

                  (e) intentional failure to perform, or neglect of or inattention to, Executive's material duties if such failure has continued for fifteen (15) days after Executive has been notified in writing by the Company of the nature of Executive's failure to perform (provided, that poor performance by the Company shall not itself be deemed to constitute poor performance by Executive);

                  (f) chronic absence from work for reasons other than illness or permitted paid-time-off; or

                  (g) violation of policies in the Company's official Employee Handbook, as it may be amended from time to time, or policies or directives of the Board.

                                       2.

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         2.3      "CHANGE OF CONTROL" means:

                  (a) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than (A) the Company, (B) a Subsidiary, (C) an employee benefit plan of the Company or a Subsidiary, or (D) any person acting on behalf of the Company or a Subsidiary becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing more than fifty (50%) of the combined voting power of the then outstanding Voting Securities;

                  (b) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company or a Subsidiary, an acquisition of securities or assets by the Company or a Subsidiary, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a Subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than fifty (50%) of the total voting power outstanding immediately after such transaction;

                  (c) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                  (d) the persons who were members of the Board immediately before a tender or exchange offer for shares of Common Stock by any person other than the Company or a Subsidiary, or before a merger of the Company, consolidation of the Company, or contested election of the Board, or before any combination of such transactions, cease to constitute a majority of the Board as a result of such transaction or transactions.

         2.4 "CONSTRUCTIVE TERMINATION" means that Executive voluntarily terminates employment after any of the following are undertaken without Executive's express written consent:

                  (a) the assignment to Executive of any duties or responsibilities which result in a diminution or adverse change of Executive's position, status or circumstances of employment; provided, however, that a mere change in Executive's title or reporting relationship shall not constitute a Constructive Termination;

                  (b) a material reduction by the Company in Executive's base pay;

                  (c) a relocation of Executive's business office to a location outside of the Silicon Valley/San Francisco Bay area, except for required travel by Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations;

                  (d) any breach by the Company of any provision of this Agreement or any other material agreement between Executive and the Company concerning Executive's employment; or

                                       3.

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                  (e)      any failure by the Company to obtain the assumption
of this Agreement by any successor or assign of the Company.

         2.5 "INVOLUNTARY TERMINATION WITHOUT CAUSE" means Executive's dismissal or discharge other than for Cause. The termination of Executive's employment as a result of Executive's death or disability will not be deemed to be an Involuntary Termination Without Cause.

         2.6 "SUBSIDIARY" means a corporation or other form of business association of which shares (or other ownership interests) having more than fifty percent (50%) of the voting power are, or in the future become, owned or controlled, directly or indirectly, by the Company.

         2.7 "VOTING SECURITIES" means securities of the Company which carry the right to vote generally in the election of directors.

                                   ARTICLE 3

                               GENERAL PROVISIONS

         3.1 EMPLOYMENT STATUS. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or
(iii) to change the Company's policies regarding termination of employment.

         3.2 NOTICES. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive's address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company's payroll records.

         3.3 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

         3.4 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         3.5 COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements

                                       4.

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with respect to payments and benefits to Executive in the event of employment termination. It is entered into without reliance on any promise or representation other than those expressly contained herein.

         3.6 DURATION OF AGREEMENT. This Agreement shall terminate upon the date of Executive's termination of employment with the Company. Notwithstanding the foregoing, this Agreement shall not terminate or expire with respect to Executive if Executive becomes entitled to receive the benefit set forth in
Section 1.1 until Executive shall have received such benefit in full.

         3.7 AMENDMENT OR TERMINATION OF AGREEMENT. Notwithstanding anything in Section 3.6 to the contrary, this Agreement may be changed or terminated upon the mutual written consent of the Company and Executive.

         3.8 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

         3.9 HEADINGS. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

         3.10 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably. 3.11 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state's conflict of laws rules.

         3.12 NON-PUBLICATION. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or to respective advisors (e.g., attorneys, accountants).

         3.13 CONSTRUCTION OF AGREEMENT. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

                         [Signatures on following page.]

                                       5.

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         The parties have executed this Agreement on the day and year written above.

LARSCOM INCORPORATED                             EXECUTIVE

By: /s/ Daniel Scharre                           /s/ Executive
    -----------------------------------          ------------------------------
Name:  Daniel Scharre

Title: President & CEO

                                       6.